Exhibit 99.1

[LOGO]	2621 West 15th Place Chicago, IL 60608 For additional information:

NEWS RELEASE	Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL REPORTS SECOND QUARTER 2003 RESULTS

Chicago, Illinois – July 24, 2003– Ryerson Tull, Inc. (NYSE: RT) today reported a net loss of $4.1 million, or $0.17 per share, for the second quarter of 2003. This compares with a loss of $10.1 million, or $0.41 per share, in the second quarter of 2002, and net income of $649,000, or $0.02 per share, in the first quarter of 2003.

“As we cautioned last quarter, customer demand contracted further in the second quarter,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull. Volume fell sharply in April. Despite some improvement over the next two months, demand in June still trailed first quarter 2003 levels. As a result, the company was unable to sustain profitability in the second quarter.

Since early 2000, Ryerson Tull has successfully cut $75 million from its annualized fixed cost structure. Actions taken or announced in the second quarter are expected to produce annualized fixed cost savings of approximately $6 million, beginning in the third quarter.

“Given current market conditions, and no near-term signs of improvement in the durable goods sector, we have mobilized to reduce costs even more in the second half of the year,” continued Novich. “Regardless, we will continue to provide the same high level of service to all our customers and geographic markets.”

Second-Quarter Performance

Second quarter 2003 results included:

•	A pretax charge of $1.5 million, or $0.04 per share, for restructuring activities, including continued corporate and regional personnel reductions.

Second quarter 2002 results included:

•	A pretax charge of $8.5 million, or $0.22 per share, in connection with the settlement of litigation;

•	A pretax charge of $2.0 million, or $0.05 per share, for plant closure costs;

•	Pretax operating expenses of $2.8 million, or $0.07 per share, associated with the consolidation of two of its Chicago service centers; and

July 28, 2003

•	An after-tax loss from discontinued operations of $1.7 million, or $0.07 per share, to record a provision for environmental liabilities related to the sale of Inland Steel Company.

Second quarter 2003 sales declined 1.1 percent from the second quarter of 2002, as an 8.9 percent increase in the average selling price per ton was more than offset by a 9.3 percent drop in tons shipped per day. On a sequential basis, second quarter 2003 sales declined 1.0 percent from the first quarter of 2003, on a 4.3 percent reduction in tons shipped per day, partially offset by a 1.6 percent increase in the average selling price per ton.

Gross profit per ton of $173 in the second quarter of 2003 increased from $164 in the year-ago period, but decreased from $177 in the first quarter of 2003.

Second quarter 2003 expenses (defined as operating expenses plus depreciation) per ton increased to $174, compared to $163 in the year-ago period and $168 in the first quarter of 2003, as a result of reduced fixed cost absorption due to lower volume.

Ispat Contingencies

On July 16, 2003, Ryerson Tull renewed its $50 million letter of credit to the Pension Benefit Guaranty Association (PBGC) guaranteeing Ispat Inland’s funding obligation for its pension plan. Ryerson Tull entered into this arrangement as a condition of completing the sale of its steel manufacturing segment in 1998. With the renewal, the letter of credit continues to utilize $50 million of availability under Ryerson Tull’s $450 million revolving credit facility. Additional information regarding the PBGC letter of credit can be found in the company’s 8-K, filed with the Securities and Exchange Commission on July 15, 2003.

Financial Condition

“Our balance sheet and liquidity remain in solid condition,” added Novich. As of the end of the second quarter of 2003, the company had a debt-to-capital ratio of 34 percent and approximately $193 million available under its credit facility. In the second quarter of 2003, current value inventory declined $15 million from first quarter levels.

In order to improve the funded status of its pension fund, Ryerson Tull expects to

July 28, 2003

make a voluntary contribution of approximately $56 million in the third quarter of 2003.

Outlook

Typically, Ryerson Tull’s third-quarter volumes trail second-quarter levels. Additionally, similar to the past two years, the company anticipates extended summer shutdowns among some customers.

“However, we are not waiting for a rising economy and metals demand to lift our financial performance,” concluded Novich. “We will continue to aggressively size our operations to reflect business conditions. And we will pursue our long-term plan to capture growth, regardless of the economy, by capitalizing on Ryerson Tull’s excellent customer reputation.”

Note: Ryerson Tull will conduct a conference call to discuss second-quarter results on Friday, July 25, 2003, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site www.ryersontull.com.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2002 revenues of $2.1 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; ability to maintain or increase market share and gross margins; inventory management; market competition; the company’s ability to maintain or lower its cost structure; industry and customer consolidation; customer and supplier insolvencies; labor relations; and timing and costs of completing planned restructurings, reorganizations, and consolidations of facilities.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data – Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	2003		2002	First Six Months Ended June 30
	Second Quarter	First Quarter	Second Quarter	2003	2002
NET SALES	$542,427	$548,071	$548,334	$1,090,498	$1,065,263
Cost of materials sold	434,426	434,383	435,141	868,809	845,760

Gross profit	108,001	113,688	113,193	221,689	219,503
Operating expenses	102,653	102,016	105,901	204,669	207,230
Depreciation	5,851	5,675	6,599	11,526	13,212
Adjustment to the gain on sale of Inland Engineered Materials Corp.	—	—	8,500	—	8,500
Restructuring and plant closure costs	1,542	—	1,998	1,542	1,998

OPERATING PROFIT (LOSS)	(2,045)	5,997	(9,805)	3,952	(11,437)
Other revenue and expense, net	46	28	(122)	74	(1,165)
Shares received on demutualization of insurance company	—	—	—	—	5,103
Interest and other expense on debt	(4,798)	(4,974)	(3,139)	(9,772)	(6,230)

INCOME (LOSS) BEFORE INCOME TAXES	(6,797)	1,051	(13,066)	(5,746)	(13,729)
Provision (benefit) for income taxes	(2,701)	402	(4,737)	(2,299)	(4,405)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(4,096)	649	(8,329)	(3,447)	(9,324)
Discontinued operations (net of tax):
Adjustment to the gain on sale of the Inland Steel Company	—	—	(1,737)	—	(1,737)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(4,096)	649	(10,066)	(3,447)	(11,061)
Cumulative effect of change in accounting principle	—	—	—	—	(82,178)

NET INCOME (LOSS)	$(4,096)	$649	$(10,066)	$(3,447)	$(93,239)

INCOME (LOSS) PER SHARE OF COMMON STOCK
Basic and Diluted:
Income (loss) from continuing operations	$(0.17)	$0.02	$(0.34)	$(0.14)	$(0.38)
Inland Steel Company – adjustment to gain on sale	—	—	(0.07)	—	(0.07)
Cumulative effect of change in accounting principle	—	—	—	—	(3.31)

Net income (loss)	$(0.17)	$0.02	$(0.41)	$(0.14)	$(3.76)

Dividends on preferred stock	$48	$48	$48	$96	$96
Net income (loss) applicable to common stock	$(4,144)	$601	$(10,114)	$(3,543)	$(93,335)
Average shares of common stock – diluted	25,032	24,868	25,036	24,950	25,052
Supplemental Data :
Tons shipped (000)	625	643	689	1,268	1,359
Average selling price/ton	$867	$853	$796	$860	$784
Gross profit/ton	$173	$177	$164	$175	$161
Expenses/ton (1)	174	168	163	171	162
Adjustment to the gain on sale of Inland Engineered Materials Corp./ton	—	—	12	—	6
Restructuring and plant closure costs/ton	2	—	3	1	1
Operating profit (loss)/ton	(3)	9	(14)	3	(8)

(1)	Defined as operating expenses and depreciation, divided by tons shipped.

(Dollars in Millions)

	6/30/03	12/31/02
Cash and cash equivalents	$36.1	$12.6
Accounts receivable	257.6	228.5
Current value of inventory	477.7	492.7
Inventory at LIFO value	436.7	453.6
Net property, plant and equipment	225.2	233.0
Accounts payable	154.7	112.2
Long-term debt	205.4	220.4
Stockholders’ equity	403.6	405.6